Filed pursuant to Rule 433

Free Writing Prospectus dated November 10, 2009

Registration Statement No. 333-160884

UNITED RENTALS (NORTH AMERICA), INC.
Pricing Term Sheet — November 10, 2009
$500,000,000 9.25% Senior Notes due 2019

The following information, filed pursuant to Rule 433, supplements the Preliminary Prospectus Supplement dated November 9, 2009, to the accompanying Prospectus dated November 2, 2009, filed as part of Registration Statement No. 333-160884

Issuer:	United Rentals (North America), Inc. (the “Issuer”)

Title of Securities:	9.25% Senior Notes due 2019 (the “Notes”)

Face (Principal Amount):	$500,000,000

Distribution:	SEC Registered

Gross Proceeds:	$491,910,000

Net Proceeds (before expenses):	$480,660,000

Maturity:	December 15, 2019

Offer Price:	98.382% plus accrued interest, if any, from November 17, 2009

Coupon:	9.25%

Yield to Maturity:	9.50%

Spread to Maturity:	+601 bps

Benchmark:	UST 3.625% due 8/15/2019

Ratings(1):	B3/B

Interest Payment Dates:	June 15 and December 15

First Interest Payment Date:	June 15, 2010

Optional Redemption:

Except as set forth below under “Optional Redemption with Equity Proceeds” and “Make-Whole Redemption”, the Issuer will not be entitled to redeem the Notes at its option prior to December 15, 2014.

The Issuer may redeem some or all of the Notes, at its option, at any time on or after December 15, 2014, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest, if any, on the Notes redeemed, to the applicable redemption date, if redeemed during the twelve month period beginning on December 15 of the years indicated below, subject to the rights of holders on the relevant record date to receive interest on the relevant interest payment date:

(1) A securities rating is not a recommendation to buy, sell or hold securities and should be evaluated independently of any other rating. The rating is subject to revision or withdrawal at any time by the assigning rating organization.

	Year	Percentage

	2014	104.625%
	2015	103.083%
	2016	101.542%
	2017 and thereafter	100.000%

Optional Redemption with Equity Proceeds:

At any time, or from time to time, on or prior to December 15, 2012, the Issuer may, at its option, redeem up to 35% of the aggregate principal amount of the Notes with the net cash proceeds of certain equity offerings at a price equal to 109.25% of the principal amount of the Notes plus accrued and unpaid interest, if any, on the Notes redeemed to the applicable redemption date, provided that at least 65% of the aggregate principal amount of the Notes remains outstanding immediately after such redemption.

Make-Whole Redemption:	Make-whole at T + 0.50%.

Change of Control:	Putable at 101% of principal amount plus accrued and unpaid interest, if any.

Trade Date:	November 10, 2009

Settlement Date:	November 17, 2009 (T + 4)

CUSIP/ISIN Numbers:	911365 AU8 / US911365AU84

Bookrunners:	Wells Fargo Securities, LLC Banc of America Securities LLC Morgan Stanley & Co. Incorporated

Co-Managers:	Barclays Capital Inc. Calyon Securities (USA) Inc. Scotia Capital (USA) Inc. HSBC Securities (USA) Inc. BNY Mellon Capital Markets, LLC Morgan Keegan & Company, Inc.

The Issuer has previously filed a registration statement (including a prospectus and the related preliminary prospectus supplement) on Form S-3 with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates, which registration statement became effective on November 2, 2009.  Before you invest, you should read the preliminary prospectus supplement to the prospectus in that registration statement and the other documents the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov.  Alternatively, a copy of the prospectus supplement relating to this offering may also be obtained by contacting Wells Fargo Securities at 301 South College Street, 6th Floor, Charlotte, NC 28202, Attention: High Yield Syndicate, (704) 715-7035, contacting BofA Merrill Lynch at (800) 294-1322 or contacting BofA Merrill Lynch via email at dg.prospectus_distribution@bofasecurities.com, or contacting Morgan Stanley at 180 Varick Street, 2nd Floor, New York, NY 10014, Attn: Prospectus Department, 866-718-1649 or via email at prospectus@morganstanley.com.